                                                                    Exhibit 99.1


                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Regions Financial Corporation

We have audited the supplemental consolidated statements of condition of Regions Financial Corporation (formed as a result of the consolidation of Regions Financial Corporation, First Commercial Corporation, PALFED, Inc., First United Bancorporation and First State Corporation) as of December 31, 1997 and 1996 and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the mergers of Regions Financial Corporation and First Commercial Corporation on July 31, 1998, PALFED, Inc. on February 13, 1998, First United Bancorporation on March 14, 1998 and First State Corporation on March 31, 1998 which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Regions Financial Corporation. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regions Financial Corporation at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the mergers of First Commercial Corporation, PALFED, Inc., First United Bancorporation and First State Corporation, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP


Birmingham, Alabama
July 31, 1998,
  except for Note Q
  as to which the date
  is November 3, 1998

             SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS & NOTES

                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CONDITION
                  Regions Financial Corporation & Subsidiaries

(dollar amounts in thousands, except share data)                         DECEMBER 31
------------------------------------------------------------------------------------------------
ASSETS                                                                  1997              1996
Cash and due from banks                                          $ 1,177,564       $ 1,198,319
Interest-bearing deposits in other banks                              48,162            42,954
Investment securities (aggregate estimated
 market value of $3,372,494 in 1997 and
 $2,729,678 in 1996)                                               3,338,279         2,716,601
Securities available for sale                                      2,977,644         3,025,774
Trading account assets                                                50,825            29,844
Mortgage loans held for sale                                         383,924           181,102
Federal funds sold and securities purchased
  under agreements to resell                                         292,189           321,998
Loans                                                             21,952,280        18,466,189
Unearned income                                                      (71,157)          (70,637)
   Loans, net of unearned income                                  21,881,123        18,395,552
Allowance for loan losses                                           (304,223)         (253,248)
   Net loans                                                      21,576,900        18,142,304
Premises and equipment                                               458,792           427,480
Interest receivable                                                  231,947           198,323
Due from customers on acceptances                                    157,262            78,108
Other assets                                                         720,570           630,537
                                                                 $31,414,058       $26,993,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Non-interest-bearing                                            $ 3,744,198       $ 3,143,968
 Interest-bearing                                                 21,266,823        18,875,444
    Total deposits                                                25,011,021        22,019,412
Borrowed funds:
 Short-term borrowings:
  Federal funds purchased and securities
   sold under agreements to repurchase                             2,128,826         1,702,456
  Commercial paper                                                    52,750            40,367
  Other short-term borrowings                                        525,775            80,983
   Total short-term borrowings                                     2,707,351         1,823,806
 Long-term borrowings                                                445,529           570,545
   Total borrowed funds                                            3,152,880         2,394,351
Bank acceptances outstanding                                         157,262            78,108
Other liabilities                                                    413,074           226,910
   Total liabilities
                                                                  28,734,237        24,718,781
Stockholders' equity:
  Preferred stock, par value $1.00 a share:
   Authorized 5,000,000 shares                                             0                 0
  Common stock, par value $.625 a share:
   Authorized 500,000,000 shares
   Issued, 210,596,519 shares in 1997
   and 129,989,936 shares in 1996                                    131,623            81,244
 Surplus                                                           1,089,089           901,880
 Undivided profits                                                 1,466,431         1,303,895
 Treasury stock, at cost-363,279 shares
    in 1997 and 260,000 shares in 1996                               (13,855)          (12,356)
 Unearned restricted stock                                            (9,410)           (4,249)
 Unrealized gain on securities
    available for sale, net of taxes                                  15,943             4,149
   Total stockholders' equity                                      2,679,821         2,274,563
                                                                 $31,414,058       $26,993,344


See notes to supplemental consolidated financial statements
() Indicates deduction.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)                   YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------
                                                         1997            1996             1995
-------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                           $1,837,392      $1,554,478      $ 1,394,937
 Interest on securities:
  Taxable interest income                                355,591         331,895          292,459
  Tax-exempt interest income                              42,836          34,536           36,421
   Total interest on securities                          398,427         366,431          328,880
 Interest on mortgage loans held for sale                 20,218          15,286            9,335
 Income on federal funds sold and
  securities purchased under agreements
  to resell                                               16,882          11,060           13,462
 Interest on time deposits in other banks                  2,870           5,699            3,337
 Interest on trading account assets                          795           1,329              476
  Total interest income                                2,276,584       1,954,283        1,750,427
Interest expense:
 Interest on deposits                                    954,782         826,844          740,033
 Interest on short-term borrowings                       108,617          75,827           69,056
 Interest on long-term borrowings                         33,977          39,788           52,153
  Total interest expense                               1,097,376         942,459          861,242
  Net interest income                                  1,179,208       1,011,824          889,185
Provision for loan losses                                 89,663          46,026           37,493
  Net interest income after
   provision for loan losses                           1,089,545         965,798          851,692
Non-interest income:
 Trust department income                                  44,227          41,660           38,328
 Service charges on deposit accounts                     151,618         124,960          105,207
 Mortgage servicing and origination fees                  93,327          92,757           65,920
 Securities gains (losses)                                   498           3,311             (697)
 Other                                                    92,228          82,415           71,379
  Total non-interest income                              381,898         345,103          280,137
Non-interest expense:
 Salaries and employee benefits                          480,842         413,768          373,754
 Net occupancy expense                                    61,933          55,163           48,724
 Furniture and equipment expense                          56,304          49,971           41,719
 FDIC insurance expense                                    5,122           9,533           28,484
 SAIF assessment and merger expenses                         -0-          33,777              -0-
 Other                                                   297,575         274,822          228,144
  Total non-interest expense                             901,776         837,034          720,825
  Income before income taxes and extraordinary item      569,667         473,867          411,004
Applicable income taxes                                  187,563         156,008          134,529
  Income before extraordinary item                       382,104         317,859          276,475
Extraordinary gain, net of taxes                          15,425             -0-              -0-
  Net income                                          $  397,529      $  317,859      $   276,475
Average number of shares outstanding                     209,781         194,241          190,896
Average number of shares outstanding, diluted            213,750         197,751          193,579
Per share:
  Income before extraordinary item                    $     1.82      $     1.64      $      1.45
  Net income                                                1.89            1.64             1.45
  Income before extraordinary item, diluted                 1.79            1.61             1.43
  Net income, diluted                                       1.86            1.61             1.43
  Cash dividends declared                                   0.80            0.70             0.66

See notes to supplemental consolidated financial statements.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Regions Financial Corporation & Subsidiaries

 (amounts in thousands)                                                   YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------------------------
                                                                1997              1996              1995
----------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                $   397,529       $   317,859       $   276,475
 Adjustments to reconcile net cash provided by
  operating activities:
  Extraordinary gain on sale of institutions                   (25,084)              -0-               -0-
  Depreciation and amortization of premises and
   equipment                                                    67,925            67,662            49,874
  Provision for loan losses                                     89,663            46,026            37,493
  Net amortization (accretion) of securities                     4,944            (1,677)           (6,644)
  Amortization of loans and other assets                        31,582            27,269            21,073
  Amortization of deposits and borrowings                       (1,642)           (1,643)           (5,643)
  Provision for losses on other real estate                      5,343             1,322             4,317
  Deferred income taxes                                          2,861               153            11,712
  Loss (gain) on sale of premises and equipment                    510              (868)             (415)
  Realized security (gains) losses                                (498)           (3,311)              697
  Decrease in trading account assets                            26,991            27,616            21,033
  (Increase) decrease in mortgages held for sale              (196,344)           29,219          (123,981)
  (Increase) in interest receivable                            (26,808)          (18,526)          (31,530)
  (Increase) in other assets                                   (83,811)         (113,280)          (77,837)
  Increase (decrease) in other liabilities                     140,791           (30,969)           44,365
  Stock issued to employees under incentive plan                10,122             3,058               601
  Other                                                          2,410             4,944            16,458
   Net cash provided by operating activities                   446,484           354,854           238,048

Investing activities:
 Net (increase) in loans                                    (2,457,048)       (1,741,312)         (801,164)
 Proceeds from sale of securities available for sale            71,113           337,448           218,044
 Proceeds from maturity of investment securities             1,555,319         1,012,121         1,092,994
 Proceeds from maturity of securities available for
  sale                                                       1,528,476         1,475,933           856,144
 Purchase of investment securities                          (1,974,755)       (1,063,419)         (871,614)
 Purchase of securities available for sale                  (1,229,219)       (1,670,505)       (1,502,232)
 Net decrease (increase) in interest-bearing
   deposits in other banks                                      37,452            39,447           (40,884)
 Proceeds from sale of premises and equipment                   11,702            18,390             7,896
 Purchase of premises and equipment                            (63,053)          (67,985)          (66,644)
 Net (increase) decrease in customers' acceptance
   liability                                                   (79,154)          (26,822)           59,234
 Net cash received in acquisitions                             191,410           197,431            89,288
 Net cash (used) by investing activities                    (2,407,757)       (1,489,273)         (958,938)

Financing activities:
 Net increase in deposits                                    1,339,369         1,238,304         1,032,792
 Net increase (decrease) in short-term borrowings              839,325           503,105           (27,521)
 Proceeds from long-term borrowings                            121,535           209,703           232,422
 Payments on long-term borrowings                             (279,582)         (406,988)         (246,898)
 Net increase (decrease) in bank acceptance liability           79,154            26,822           (59,234)
 Cash dividends                                               (149,447)         (116,493)         (101,057)
 Purchase of treasury stock                                    (45,224)         (111,225)          (67,127)
 Sale of treasury stock by pooled company                          -0-               526               -0-
 Issuance of common stock by pooled company                         43             1,368             7,558
 Proceeds from exercise of stock options                         5,536             6,152             3,687
   Net cash provided by financing activities                 1,910,709         1,351,274           774,622
   (Decrease) increase in cash and cash equivalents            (50,564)          216,855            53,732
Cash and cash equivalents at beginning of year               1,520,317         1,303,462         1,249,730
   Cash and cash equivalents at end of year                $ 1,469,753       $ 1,520,317       $ 1,303,462

See notes to supplemental consolidated financial statements.

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Regions Financial Corporation & Subsidiaries

(amounts in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     UNREALIZED
                                                                                     GAIN(LOSS)
                                                                                         ON
                                                                                     SECURITIES     TREASURY       UNEARNED
                                    COMMON                         UNDIVIDED         AVAILABLE       STOCK,       RESTRICTED
                                    STOCK          SURPLUS          PROFITS          FOR SALE       AT COST         STOCK
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1995        $  74,274       $ 765,165       $ 1,009,963       $(37,026)      $(26,299)      $  (1,052)
 Equity from immaterial
    acquisitions accounted
    for as poolings of
    interests                         1,668           8,934            20,833           (260)
 Change in unrealized gains
    and (losses), net of
    income taxes of $21,962                                                           53,746
 Net income for the year                                              276,475
 Cash dividends declared:
    Regions-$.66 per share                                            (60,075)
    Pooled companies                                                  (40,982)
 Stock dividend of pooled
    company                           2,221          66,209           (68,483)
 Purchase of treasury stock                                                                         (67,127)
 Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                   (408)        (22,236)                                         36,797
 Issuance of treasury stock
    by pooled company                                   (34)                                            177
 Retirement of treasury
    stock purchased in
    prior years                        (922)        (11,519)                                         12,441
 Stock issued for
    acquisition                       1,152          34,590                                           5,245
 Stock issued to employees
    under incentive plan                 32           1,961               238                                        (1,630)
 Stock options exercised                196           3,491
 Issuance of common stock
    by pooled company                   552           7,006
 Amortization of unearned
    restricted stock                                                                                                  1,100
 Issuance of common stock
    by pooled company for
    dividend reinvestment
    plan                                 20             965
BALANCE AT DECEMBER 31, 1995         78,785         854,532         1,137,969         16,460        (38,766)         (1,582)
 Equity from immaterial
    aquisitions accounted
    for as poolings of
    interests                           575            (167)           13,898            (12)
 Change in unrealized gains
    and (losses), net of
    income taxes of($2,251)                                                          (12,299)
 Net income for the year                                              317,859
 Cash dividends declared:
    Regions-$.70 per share                                            (87,466)
    Pooled companies                                                  (29,027)
 Stock dividend of pooled
    company                           1,347            41,841         (49,337)                        6,099
 Three-for-two stock split
    of pooled company                   800              (800)             (1)
 Purchase of treasury stock                                                                        (111,225)
 Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                   (384)          (26,867)                                      117,017
 Sale of treasury stock by
    pooled company                                                                                      526
 Retirement of treasury
    stock by pooled company            (810)          (13,137)                                       13,947
 Stock issued for
    acquisitions                        476            31,922
 Stock issued to employees
    under incentive plan                111             7,332                                                        (4,385)
 Stock options exercised                302             5,844                                             6
 Issuance of common stock
    by pooled company                    42             1,286                                            40
 Amortization of unearned
    restricted stock                                       94                                                         1,718
BALANCE AT DECEMBER 31,
    1996                             81,244           901,880         1,303,895        4,149        (12,356)         (4,249)
Equity from immaterial
    acquisitions accounted
    for as poolings of
    interest                          5,250            81,625            55,524          214
Change in unrealized gains
    and (losses), net of
    income taxes of $6,659                                                            11,580
Net income for the year                                                 397,529
Cash dividends declared:
    Regions-$.80 per share                                             (108,980)
    Pooled companies                                                    (40,467)
Stock dividend of pooled
    company                           1,899            97,991           (99,976)
Two-for-one stock split              42,699                             (42,699)
Purchase of treasury stock                                                                          (45,224)
Treasury stock retired and
    reissued relating to
    acquisitions accounted
    for as purchases                   (626)          (43,097)                                       43,722
Stock issued for
    acquisitions                        414            29,195
Stock issued to employees
    under incentive plan                220            16,442             1,605                                      (8,145)
Stock options exercised                 522             5,014
Issuance of common stock by
    pooled company                        1                39                                             3
Amortization of unearned
    restricted stock                                                                                                  2,984
BALANCE AT DECEMBER 31, 1997      $ 131,623       $ 1,089,089       $ 1,466,431     $ 15,943      $ (13,855)      $  (9,410)


See notes to supplemental consolidated financial statements.
( ) Indicates deduction.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Regions Financial Corporation (Regions or the Company), conform with generally accepted accounting principles and with general financial service industry practices. Regions provides a full range of banking and bank-related services to individual and corporate customers through its subsidiaries and branch offices located primarily in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas. The Company is subject to intense competition from other financial institutions and is also subject to the regulations of certain government agencies and undergoes periodic examinations by those regulatory authorities.

     On July 31, 1998, First Commercial Corporation (First Commercial), merged with and into Regions. Additionally, during the first quarter of 1998, PALFED, Inc., First United Bancorporation, and First State Corporation merged with and into Regions. All of these transactions were accounted for as poolings of interest and, accordingly, financial information for all prior periods has been restated to present the combined financial condition and results of operations of all companies as if the transactions had been in effect for all periods presented. Further details of these transactions are presented in Note Q Business Combinations.

BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     The supplemental consolidated financial statements include the accounts of Regions and its subsidiaries. Significant intercompany balances and transactions have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the supplemental consolidated financial statements.

     Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

SECURITIES

     The Company's policies for investments in debt and equity securities are as follows. Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designations as of the date of each statement of condition.

     Debt securities are classified as investment securities when the Company has the positive intent and ability to hold the securities to maturity. Investment securities are stated at amortized cost.

     Debt securities not classified as investment securities or trading account assets, and marketable equity securities not classified as trading account assets, are classified as securities available for sale. Securities available for sale are stated at estimated fair value, with unrealized gains and losses, net of taxes, reported as a separate component of stockholders' equity.

     The amortized cost of debt securities classified as investment securities or securities available for sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security, using the effective yield method. Such amortization or accretion is included in interest on securities. Realized gains and losses are included in securities gains (losses). The cost of the securities sold is based on the specific identification method.

     Trading account assets, which are held for the purpose of selling at a profit, consist of debt and marketable equity securities and are carried at estimated market value. Gains and losses, both realized and unrealized, are included in other income.

MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of aggregate cost or estimated market value. Gains and losses on mortgages held for sale are included in other expense.

LOANS

     Interest on loans is accrued based upon the principal amount outstanding except for interest on discounted installment loans and leases, which is generally credited to income based upon the sum-of-the-digits method and generally approximates the interest method of income recognition.

     Through provisions charged directly to operating expense, Regions has established an allowance for loan losses. This allowance is reduced by actual loan losses and increased by subsequent recoveries, if any.

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, historical loan loss experience, current economic conditions, collateral values of properties securing loans, volume, growth, quality and composition of the loan portfolio and other relevant factors. Unfavorable changes in any of these, or other factors, or the availability of new information, could require that the allowance for loan losses be increased in future periods.

     On loans which are considered impaired, it is Regions' policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a "cash basis" and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.


PREMISES AND EQUIPMENT

     Premises and equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. The provision for depreciation is computed using the straight-line and declining-balance methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements (or the terms of the leases if shorter).

   Estimated useful lives generally are as follows:
   Premises and leasehold improvements      10-40 years
   Furniture and equipment                   3-12 years

INTANGIBLE ASSETS

     Intangible assets, consisting of (1) the excess of cost over the fair value of net assets of acquired businesses and (2) amounts capitalized for the right to service mortgage loans, are included in other assets. The excess of cost over the fair value of net assets of acquired businesses, which totaled $250,167,000 at December 31, 1997, and $211,165,000 at December 31, 1996, is being amortized over periods of 12 to 25 years, principally using the straight-line method of amortization. Amounts capitalized for the right to service mortgage loans, which totaled $124,087,000 at December 31, 1997 and $118,075,000 at December 31, 1996,
are being amortized over the estimated remaining servicing life of the loans, considering appropriate prepayment assumptions. The estimated fair value of capitalized mortgage servicing rights were $198 million and $200 million at December 31, 1997 and 1996, respectively. The fair value of mortgage servicing rights is calculated by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. In 1997 and 1996, Regions' amortization of mortgage servicing rights was $25.9 million and $33.7 million, respectively. Intangible assets are evaluated periodically for impairment.

     In 1996, Regions adopted Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights, an Amendment of FASB No. 65" (Statement 122). Statement 122 requires companies that originate mortgage loans to capitalize the cost of mortgage servicing rights separate from the cost of originating the loan when a definitive plan to sell or securitize those loans and retain the mortgage servicing rights exists. Prior to the adoption of Statement 122, only mortgage servicing rights that were purchased from other parties were capitalized and recorded as an asset. Therefore, Statement 122 eliminated the accounting inconsistencies that existed between mortgage servicing rights that were derived from loan origination activities and those acquired through purchase transactions. In 1997 and 1996, Regions capitalized $31.9 million and $30.1 million in mortgage servicing rights, respectively. Statement 122 also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. For purposes of evaluating impairment, the Company stratifies its mortgage servicing portfolio on the basis of certain risk characteristics including loan type and note rate. The adoption of Statement 122 did not have a material impact on Regions' financial statements, and in accordance with Statement 122, prior year financial statements were not restated to reflect the implementation of Statement 122.

     On January 1, 1997, Regions adopted Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (Statement 125), which superseded Statement
122. Statement 125 retained most of the provisions of Statement 122, and it modified existing provisions affecting servicing right impairment evaluation, and income from servicing in excess of contractually-stated amounts. The impact of Statement 125 was not material to Regions' financial condition or results of operations.

PENSION, PROFIT-SHARING AND EMPLOYEE STOCK OWNERSHIP PLANS

     Regions has pension, profit-sharing and employee stock ownership plans covering substantially all employees. Annual contributions to the profit-sharing and employee stock ownership plans are determined at the discretion of the Board of Directors. Pension expense is computed using the projected unit credit (service prorate) actuarial cost method and the pension plan is funded using the aggregate actuarial cost method. Annual contributions to all the plans do not exceed the maximum amounts allowable for federal income tax purposes.

INCOME TAXES

     Regions and its subsidiaries file a consolidated federal income tax return. The consolidated financial statements (including the provision for income taxes) are prepared on the accrual basis. Regions accounts for income taxes using the liability method pursuant to Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes." Under this method, the Company's deferred tax assets and liabilities were determined by applying federal and state tax rates currently in effect to its cumulative temporary book/tax differences. Temporary differences occur when income and expenses are recognized in different periods for financial reporting purposes and for purposes of computing income taxes currently payable. Deferred taxes are provided as a result of such temporary differences.

PER SHARE AMOUNTS

     Earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during the period plus the dilutive effect of outstanding stock options and stock performance awards. All per share amounts have been restated to reflect the two-for-one stock split in 1997 and Financial Accounting Standards Board Statement No. 128 "Earnings Per Share".

TREASURY STOCK

     The purchase of the Company's common stock is recorded at cost. At the date of retirement or subsequent reissue, the treasury stock account is reduced by the cost of such stock.

INSURANCE SUBSIDIARIES

     Insurance premium and commission income and acquisition costs are recognized over the terms of the related policies. Losses are recognized as incurred.

STATEMENT OF CASH FLOWS

     Cash equivalents include cash and due from banks and federal funds sold and securities purchased under agreements to resell. Regions paid $1.1 billion in 1997, $934 million in 1996, and $836 million in 1995 for interest on deposits and borrowings. Income tax payments totaled $147 million for 1997, $166 million for 1996, and $124 million for 1995. Loans transferred to other real estate totaled $26 million in 1997, $22 million in 1996, and $25 million in 1995. During 1995 investment securities of $1.0 billion were transferred to securities available for sale, as permitted by the Financial Accounting Standard Board's November 1995 Special Report. The securitization of loans during 1995 resulted in the transfer of $396.1 million from loans to securities available for sale. In 1997, a pooled subsidiary securitized $47.5 million of mortgage loans, which were transferred to trading account assets.

NOTE B. RESTRICTIONS ON CASH AND DUE FROM BANKS

     Regions' subsidiary banks are required to maintain reserve balances with the Federal Reserve Bank. The average amount of the reserve balances maintained for the year ended December 31, 1997 was approximately $96,109,000.

NOTE C. SECURITIES

     The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1997, are as follows:

(in thousands)                                             DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------
                                                       GROSS                   GROSS       ESTIMATED
                                                  UNREALIZED              UNREALIZED       FAIR
                                        COST           GAINS                  LOSSES       VALUE
----------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
   and Federal
   agency
   securities                       $2,356,320      $ 12,768             $   (1,724)       $2,367,364
Obligations
   of states
   and political
   subdivisions                        571,503        24,164                   (828)          594,839
Mortgage backed
   securities                          408,012         2,420                 (2,586)          407,846
Other securities                         2,444            13                    (12)            2,445
TOTAL                               $3,338,279      $ 39,365             $   (5,150)       $3,372,494

SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
   and Federal
   agency
   securities                       $1,255,980      $ 7,184              $   (1,282)       $1,261,882
Obligations
   of states
   and political
   subdivisions                        214,233         5,935                   (276)          219,892
Mortgage backed
   securities                        1,379,301        20,698                 (6,305)        1,393,694
Other securities                        38,380           206                   (208)           38,378
Equity securities                       63,776            22                    -0-            63,798
TOTAL                               $2,951,670       $34,045             $   (8,071)       $2,977,644

     The cost and estimated fair value of investment securities and securities available for sale at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(in thousands)                                                   DECEMBER 31, 1997
--------------------------------------------------------------------------------------------
                                                                                   ESTIMATED
                                                                                     FAIR
                                                            COST                     VALUE
--------------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
Due in one year or less                                 $  596,044                $  598,228
Due after one year through
    five years                                           1,326,767                 1,339,202
Due after five years through
    ten years                                              905,749                   920,428
Due after ten years                                        101,707                   106,790
Mortgage backed
    securities                                             408,012                   407,846
  TOTAL                                                 $3,338,279                $3,372,494

(in thousands)                                                   DECEMBER 31, 1997
--------------------------------------------------------------------------------------------
                                                                                   ESTIMATED
                                                                                     FAIR
                                                           COST                      VALUE
--------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
Due in one year or less                                 $  745,327                $  745,596
Due after one year through
    five years                                             619,336                   626,647
Due after five years through
    ten years                                               89,636                    92,420
Due after ten years                                         54,303                    55,499
Mortgage backed
    securities                                           1,379,292                 1,393,684
Equity securities                                           63,776                    63,798
  TOTAL                                                 $2,951,670                $2,977,644

   Proceeds from sales of securities available for sale in 1997, were $71.1 million. Gross realized gains and losses were $604,000 and $106,000, respectively. Proceeds from sales of securities available for sale in 1996 were $337.4 million, with gross realized gains and losses of $4.9 million and $1.6 million, respectively. Proceeds from sales of securities available for sale in 1995 were $218.0 million with gross realized gains and losses of $1.2 million and $1.9 million, respectively.

   The amortized cost and estimated fair value of investment securities and securities available for sale at December 31, 1996, are as follows:

(in thousands)                                     DECEMBER 31, 1996
-----------------------------------------------------------------------------------------
                                                      GROSS        GROSS        ESTIMATED
                                                 UNREALIZED    UNREALIZED       FAIR
                                       COST           GAINS        LOSSES       VALUE
-----------------------------------------------------------------------------------------
INVESTMENT SECURITIES:
U.S. Treasury
   and Federal
   agency
   securities                       $1,616,912      $13,529      $ (7,461)      $1,622,980
Obligations
   of states
   and political
   subdivisions                        553,067       12,951        (2,314)         563,704
Mortgage-backed
   securities                          542,089        2,174        (5,798)         538,465
Other securities                         4,533           22           (26)           4,529
  TOTAL                             $2,716,601      $28,676      $(15,599)      $2,729,678




SECURITIES AVAILABLE FOR SALE:
U.S. Treasury
   and Federal
   agency
   securities                       $1,277,966      $10,466      $ (3,403)      $1,285,029
Obligations
   of states
   and political
   subdivisions                        161,214        2,301          (573)         162,942
Mortgage backed
   securities                        1,479,722        1,955        (3,031)       1,478,646
Other securities                        45,772          278          (258)          45,792
Equity securities                       53,365          -0-           -0-           53,365
  TOTAL                             $3,018,039      $15,000      $ (7,265)      $3,025,774

   Securities with carrying values of $3,334,555,000 and $2,596,099,000 at December 31, 1997, and 1996, respectively, were pledged to secure public funds, trust deposits and certain borrowing arrangements.

NOTE D. LOANS

   The loan portfolio at December 31, 1997 and 1996, consisted of the following:

(in thousands)                         DECEMBER 31
-----------------------------------------------------------------------------------
                                     1997             1996
-----------------------------------------------------------------------------------
Commercial                        $5,096,776      $3,957,888
Real estate-construction           1,585,118       1,225,273
Real estate-mortgage              10,107,094       8,544,509
Consumer                           5,163,292       4,738,519
                                  21,952,280      18,466,189
Unearned income                      (71,157)        (70,637)
  Total                          $21,881,123     $18,395,552

   Directors and executive officers of Regions and its principal subsidiaries, including the directors' and officers' families and affiliated companies, are loan and deposit customers and have other transactions with Regions in the ordinary course of business. Total loans to these persons (excluding loans which in the aggregate do not exceed $60,000 to any such person) at December 31, 1997, and 1996, were approximately $294 million and $254 million respectively. During 1997, $444 million of new loans were made, repayments totaled $409 million and increases for changes in the composition of related parties totaled $5 million. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

   Loans sold with recourse totaled $641.0 million and $660.3 million at December 31, 1997, and 1996, respectively.

   The loan portfolio is diversified geographically, primarily within Alabama, Arkansas, Louisiana, Georgia, South Carolina, northwest and central Florida, eastern Texas, and western and middle Tennessee.

   The recorded investment in impaired loans was $57 million at December 31, 1997, and $46 million at December, 31, 1996.

NOTE E. ALLOWANCE FOR LOAN LOSSES

   An analysis of the allowance for loan losses follows:

---------------------------------------------------------------------------------------
(in thousands)                                   1997            1996            1995
---------------------------------------------------------------------------------------
Balance at beginning of year                  $ 253,248       $ 231,390       $ 207,272
Allowance of purchased
  institutions at acquisition
  date                                           17,420           6,270           9,795
Provision charged to
  operating expense                              89,663          46,026          37,493
Loan losses:
  Charge-offs                                   (88,279)        (51,976)        (44,558)
  Recoveries                                     32,171          21,538          21,388
                                              ---------       ---------       ---------
  Net loan losses                               (56,108)        (30,438)        (23,170)
                                              ---------       ---------       ---------
Balance at end of year                        $ 304,223       $ 253,248       $ 231,390
                                              =========       =========       =========

NOTE F. PREMISES AND EQUIPMENT

   A summary of premises and equipment follows:

(in thousands)                                                 DECEMBER 31
-----------------------------------------------------------------------------------
                                                            1997            1996
-----------------------------------------------------------------------------------
Land                                                    $   88,710       $   79,002
Premises                                                   446,566          412,365
Furniture and equipment                                    348,844          322,973
Leasehold improvements                                      46,760           43,356
                                                           930,880          857,696
Allowances for depreciation
    and amortization                                      (472,088)        (430,216)
  TOTAL                                                 $  458,792       $  427,480

    Net occupancy expense is summarized as follows:

(in thousands)                                                YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------
                                                          1997         1996         1995
-----------------------------------------------------------------------------------------
Gross occupancy expense                                 $65,117      $58,644      $52,379
Less rental income                                        3,184        3,481        3,655
 Net occupancy expense                                  $61,933      $55,163      $48,724

=========================================================================================

NOTE G. OTHER REAL ESTATE

   Other real estate acquired in satisfaction of indebtedness ("foreclosure") is carried in other assets at the lower of the recorded investment in the loan or the estimated net realizable value of the collateral. Other real estate totaled $20,511,000 at December 31, 1997, and $21,099,000 at December 31, 1996.
Gain or loss on the sale of other real estate is included in other expense.

NOTE H. DEPOSITS

   The following schedule presents the detail of interest-bearing deposits:

(in thousands)                                                  DECEMBER 31
------------------------------------------------------------------------------------------------
                                                           1997            1996
------------------------------------------------------------------------------------------------
Interest-bearing
    transaction accounts                                $1,333,955      $1,014,587
Interest-bearing accounts
    in foreign office                                      713,944         603,861
Savings accounts                                         1,499,042       1,474,217
Money market savings
    accounts                                             5,235,921       4,605,078
Certificates of deposit
    ($100,000 or more)                                   3,425,259       3,154,000
Time deposits
    ($100,000 or more)                                     284,888         191,222
Other interest-bearing
    deposits                                             8,773,814       7,832,479
  Total                                                $21,266,823     $18,875,444

   The following schedule details interest expense on deposits:

(in thousands)                                               YEAR ENDED DECEMBER 31
------------------------------------------------------------------------------------------------
                                                          1997         1996         1995
------------------------------------------------------------------------------------------------
Interest-bearing
    transaction accounts                               $ 26,878     $ 24,345     $ 53,909
Interest-bearing accounts
    in foreign office                                    30,888       22,145       18,107
Savings accounts                                         36,675       37,457       38,329
Money market savings
    accounts                                            170,667      142,133      106,518
Certificates of deposit
    ($100,000 or more)                                  197,165      161,230      117,227
Other interest-bearing
    deposits                                            492,509      439,534      405,943
  Total                                                $954,782     $826,844     $740,033

   The aggregate amount of maturities of all time deposits in each of the next five years is as follows: 1998-$7.9 billion; 1999-$1.7 billion; 2000-$2.2 billion; 2001-$211 million; and 2002-$270 million.

NOTE I. BORROWED FUNDS

   Following is a summary of short-term borrowings:

(in thousands)                                                    DECEMBER 31
-------------------------------------------------------------------------------------------
                                                        1997          1996         1995
-------------------------------------------------------------------------------------------
Federal funds purchased                              $1,686,094    $1,334,896    $  729,935
Securities sold
    under agreements
    to repurchase                                       442,732       367,560       487,156
Federal Home Loan Bank
   structured notes                                     500,000           -0-           -0-
Commercial paper                                         52,750        40,367        21,100
Notes payable to
 unaffiliated banks                                         -0-        53,350        48,596
Treasury tax and loan note                               14,657        18,027        16,940
Short sale liability                                      2,834           231           109
Federal Home Loan Bank notes                              8,284         9,375         6,710
   Total                                             $2,707,351    $1,823,806    $1,310,546

 (in thousands)                                                   DECEMBER 31
-------------------------------------------------------------------------------------------
                                                        1997          1996          1995
-------------------------------------------------------------------------------------------
Maximum amount
    outstanding at any
    month-end:
     Federal funds
      purchased and
      securities sold
      under agreements
      to repurchase                                  $2,231,387    $1,746,014    $1,607,256
    Aggregate short-
      term borrowings                                 2,709,309     1,867,364     1,722,071
Average amount
    outstanding (based
    on average of daily
    balances)                                         1,876,871     1,340,288     1,103,530
Weighted average
    interest rate
    at year end                                             4.8%          6.0%          5.5%
Weighted average interest
    rate on amounts
    outstanding during
    the year (based on
    average of daily balances)                              5.7%          5.4%          6.3%

   Federal funds purchased and securities sold under agreements to repurchase had weighted average maturities of seven, ten and eight days at December 31, 1997, 1996 and 1995, respectively. Weighted average rates on these dates were 4.8%, 6.0% and 5.5%, respectively.

   Federal Home Loan Bank structured notes have a ten year maturity, but are callable within three months. The structured notes had a weighted average rate of 4.9% at December 31, 1997.

   Commercial paper maturities ranged from 257 to 581 days at December 31, 1997, from 3 to 715 days at December 31, 1996 and from 4 to 166 days at December 31, 1995. Weighted average maturities were 329, 372 and 113 days at December 31, 1997, 1996 and 1995, respectively. The weighted average interest rates on these dates were 6.3%, 5.8% and 5.7%, respectively.

   Regions has an unsecured short-term credit agreement with an unaffiliated bank that provides for maximum borrowings of $100 million. No borrowings were outstanding under this agreement at December 31, 1997 and 1996. No compensating balances or commitment fees are required by this agreement. In addition to this short-term credit agreement, a subsidiary of Regions has a $50 million revolving credit line with an unaffiliated bank that requires a $10,000 compensating balance. At December 31, 1997, no borrowings were outstanding under this agreement. On December 31, 1996, $21.6 million was outstanding. In addition, one of the pooled subsidiaries has a $30 million and a $50 million line of credit from two unaffiliated banks. As of December 31, 1997 no balances were outstanding under these agreements

   The short-sale liability represents Regions' trading obligation to deliver certain government securities at a predetermined date and price. These securities had weighted average interest rates of 6.3%, 6.5% and 6.9% at December 31, 1997, 1996 and 1995, respectively.

   The Federal Home Loan Bank notes represent borrowings of pooled subsidiaries with original stated maturities of less than one year. These notes had weighted average interest rates on December 31, 1997, 1996, and 1995, of 5.8%, 5.5%, and 6.1%, respectively.

   Long-term borrowings consist of the following:

(in thousands)                                                        DECEMBER 31
------------------------------------------------------------------------------------------------
                                                                 1997             1996
------------------------------------------------------------------------------------------------
7.80% subordinated notes                                       $ 75,000         $ 75,000
7.65% subordinated notes                                         25,000           25,000
7.75% subordinated notes                                        100,000          100,000
Other subordinated notes                                            900              800
Federal Home Loan Bank notes                                    203,637          279,521
Senior bank notes                                                   -0-           40,000
Mortgage notes payable                                            2,617            3,155
Industrial development revenue bonds                              3,200            3,300
Notes payable to unaffiliated banks                              10,050           20,600
Other notes payable                                              25,125           23,169
  Total                                                        $445,529         $570,545

   In July 1994, Regions issued $25 million of 7.65% subordinated notes, due August 15, 2001, and in September 1994, Regions issued $100 million of 7.75% subordinated notes, due September 15, 2024. The $100 million of 7.75% subordinated notes may be redeemed in whole or in part at the option of the holders thereof on September 15, 2004, at 100% of the principal amount to be redeemed, together with accrued interest. In December 1992, Regions issued $75 million of 7.80% subordinated notes, due December 1, 2002. All issues of these notes are subordinated and subject in right of payment of principal and interest to the prior payment in full of all senior indebtedness of the Company, generally defined as all indebtedness and other obligations of the Company to its creditors, except subordinated indebtedness. Payment of the principal of the notes may be accelerated only in the case of certain events involving bankruptcy, insolvency proceedings or reorganization of the Company. The subordinated notes described above, qualify as "Tier 2 capital" under Federal Reserve guidelines.

   Pooled subsidiaries had outstanding $900,000 and $800,000 in subordinated notes as of December 31, 1997 and 1996, respectively. These borrowings have interest rates ranging from 8.25% to 10.25% and mature during 1998 and 1999.

   Federal Home Loan Bank notes represent borrowings from Federal Home Loan Banks. Interest on these borrowings is at fixed rates ranging from 5.5% to 7.9%, with maturities of one to twenty years. These borrowings are secured by Federal Home Loan Bank stock (carried at cost of $66.5 million) and by first mortgage loans on one-to-four family dwellings held by certain banking subsidiaries (approximately $6.6 billion at December 31, 1997). The maximum amount that could be borrowed from Federal Home Loan Banks under the current borrowing agreements and without further investment in Federal Home Loan Bank stock is approximately $590 million.

   As of December 31, 1997, no senior bank notes remained outstanding. At December 31, 1996, Regions Bank had outstanding $40 million in senior bank notes with an interest rate of 7.06%. These notes were unsecured and matured in 1997. Regions' Bank is currently authorized to issue up to $250 million in bank notes to institutional investors.

   The mortgage notes payable at December 31, 1997, had a weighted average interest rate of 8.7% and were collateralized by premises and equipment carried at $7,949,000.

   The industrial development revenue bonds mature on July 1, 2008, with principal of $100,000 payable annually and interest at a tax effected prime rate payable monthly.

   Notes payable to unaffiliated banks represents revolving credit agreements with unaffiliated banks entered into by pooled subsidiaries. These agreements have interest rates that range from 7.4% to 9.6% and mature in 1998 and 1999.

   Other notes payable at December 31, 1997, had a weighted average interest rate of 5.4% and a weighted average maturity of 7.1 years.

   The aggregate amount of maturities of all long-term debt in each of the next five years is as follows: 1998-$88,067,000; 1999-$40,486,000; 2000-$41,313,000;
2001-$32,222,000; 2002-$81,421,000.

   Substantially all of the consolidated net assets are owned by the subsidiaries and dividends paid by Regions are substantially provided by dividends from the subsidiaries. Statutory limits are placed on the amount of dividends the subsidiary banks can pay without prior regulatory approval. In addition, regulatory authorities require the maintenance of minimum capital to asset ratios at banking subsidiaries. At December 31, 1997, the banking subsidiaries could pay approximately $254 million in dividends without prior approval.

   Management believes that none of these dividend restrictions will materially affect Regions' dividend policy. In addition to dividend restrictions, federal statutes also prohibit unsecured loans from banking subsidiaries to the parent company. Because of these limitations, substantially all of the net assets of Regions' subsidiaries are restricted, except for the amount which can be paid to the parent in the form of dividends.

NOTE J. EMPLOYEE BENEFIT PLANS

   Regions has a defined benefit pension plan covering substantially all employees, except for substantially all employees which joined the Company through the First Commercial, PALFED, Inc., First State Corporation, and First United Bancorporation mergers. The benefits are based on years of service and the employee's highest five years of compensation during the last ten years of employment. Regions' funding policy is to contribute annually at least the amount required by IRS minimum funding standards. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

   The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                  DECEMBER 31
------------------------------------------------------------------------------------
                                                           1997             1996
------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Accumulated benefit obligation,
    including vested benefits
    of $102,461 in 1997 and
    $86,395 in 1996                                     $ (103,851)      $  (87,579)
Projected benefit obligation for
    service rendered to date                              (122,594)        (103,509)
Plan assets at fair value, primarily
    listed stocks and bonds, and U.S.
    Treasury and agency obligations                        132,463          112,915
Plan assets in excess of projected
    benefit obligation                                       9,869            9,406
Unrecognized net loss from
    past experience different
    from that assumed                                        3,461            5,178
Unrecognized prior service cost                             (2,239)          (1,376)
Prepaid pension cost
    included in other assets                            $   11,091       $   13,208

   Net pension cost included the following components:

(in thousands)                                          YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------
                                                          1997          1996          1995
-------------------------------------------------------------------------------------------
Service cost-benefits
    earned during the
    period                                              $ 5,098       $ 4,339       $ 3,501
Interest cost on projected
    benefit obligation                                    8,300         7,430         6,411
Actual (return) on
    plan assets                                         (18,904)      (14,897)      (16,577)
Net amortization and
    deferral                                              8,317         4,467         6,323
Net periodic pension
    expense (income)                                    $ 2,811       $ 1,339       $  (342)

   The weighted average discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.50% and 4.50%, respectively, at December 31, 1997; 7.75% and 4.50%, respectively, at December 31, 1996; and 7.25% and
4.50%, respectively, at December 31, 1995. The expected long-term rate of return on plan assets was 9% in all years.

   The Company also sponsors a supplemental executive retirement program, which is a non-qualified plan that provides certain senior executive officers defined pension benefits in relation to their compensation, as is provided to other employees by the qualified pension plan. The projected benefit obligation for this plan totaled $5,652,000 at December 31, 1997, and $5,229,000 at December 31, 1996. The accumulated benefit obligation, all of which was vested and accrued at December 31, 1997 and 1996, totaled $5,208,000 and $4,526,000, respectively. Pension expense for this plan totaled $480,000 in 1997 and 1996, and $440,000 in 1995.

   Contributions to employee profit sharing plans totaled $21,016,000, $16,202,000 and $17,084,000 for 1997, 1996 and 1995, respectively.

   The 1997 contribution to the employee stock ownership plan totaled $2,950,000, compared to $1,863,000 in 1996, and $1,690,000 in 1995.
Contributions are used to purchase Regions common stock for the benefit of participating employees.

   Contributions to the employee stock purchase plan in 1997, 1996 and 1995 were $1,516,000, $1,479,000 and $1,472,000, respectively.

   Regions sponsors a defined benefit postretirement health care plan that covers certain retired employees. Currently the Company pays a portion of the costs of certain health care benefits for all eligible employees that retired before January 1, 1989. No health care benefits are provided for employees retiring at normal retirement age after December 31, 1988. For employees retiring before normal retirement age, the Company currently pays a portion (based upon length of active service at the time of retirement) of the costs of certain health care benefits until the retired employee becomes eligible for Medicare. The plan is contributory and contains other cost-sharing features such as deductibles and co-payments. Retiree health care benefits, as well as similar benefits for active employees, are provided through a group insurance program in which premiums are based on the amount of benefits paid. The Company's policy is to fund the Company's share of the cost of health care benefits in amounts determined at the discretion of management.

   The following table sets forth the plan's funded status and amounts recognized in the consolidated statement of condition:

(in thousands)                                                         DECEMBER 31
-----------------------------------------------------------------------------------------
                                                                  1997             1996
-----------------------------------------------------------------------------------------
Accumulated benefit obligation,
 including retiree benefits
 of $4,855 in 1997 and $5,640
 in 1996                                                        $(9,803)        $(11,949)
Unrecognized transition
    obligation                                                    8,857            9,661
Unrecognized net (gain) from
    past experience different
    from that assumed                                            (5,500)          (3,350)
Accrued postretirement benefit
    obligation                                                  $(6,446)        $ (5,638)

   Net periodic postretirement benefit cost included the following components:

(in thousands)                                          YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------
                                                1997              1996             1995
-----------------------------------------------------------------------------------------
Service cost-benefits
    earned during the
    period                                     $  381            $  544           $  373
Interest cost on
    benefit obligation                            681               833              622
Net amortization and
    deferral                                      590               605              486
Unrecognized (gain)                              (324)             (158)            (205)
Net periodic postretirement
    benefit cost                               $1,328            $1,824           $1,276

   The assumed health care cost trend rate was 10% for 1997 and is assumed to decrease gradually to 5% by 2007 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 1997, by $931,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1997 by $132,000. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at December 31, 1997, and 7.75% at December 31, 1996.

   First Commercial Corporation (FCC), which merged with Regions on July 31, 1998, has a salary deferral retirement savings plan qualified under Section 401(k) of the Internal Revenue Code for the benefit of all qualifying employees who have completed one year of service. Participants in the Plan may make deferral contributions to the Plan which are 100% vested at all times. FCC matches a minimum of 30% of the employee's contributions up to 6% of salary. After five years of service, FCC matches 40% of the employee's contributions up to 6% of salary. Company-matching contributions are fully vested after five years of service. In 1997, 1996, and 1995, FCC made contributions of $1.6 million, $1.5 million and $1.1 million respectively, to the 401(k) Plan.

On December 16, 1997, FCC granted a total of 100,295 stock unit awards to certain employees. Each unit award is based on the valuation of one share of FCC's common stock, and vests over five years. Cash payments of one-third of the vested amount will be made at the end of years three, four and five, based on the market value of FCC's common stock on the anniversary dates. Upon change of control of FCC, all nonvested units will vest 100% and be payable as of the closing date of the control change.

   Compensation expense will be accrued over the five-year vesting period, adjusted for changes in the value of FCC's common stock, unless change of control occurs at which time total expense would be accrued.

    FCC has defined benefit pension plans which provide benefits to substantially all employees. Benefits under these plans generally are based on the employee's years of service and compensation during the years immediately preceding retirement. FCC's general funding policy is to contribute amounts deductible for Federal income tax purposes. Pension (cost) benefit is summarized as follows:

(in thousands)                                          YEAR ENDED DECEMBER 31
-----------------------------------------------------------------------------------------
                                                1997              1996             1995
-----------------------------------------------------------------------------------------
Service cost                                  $(2,532)          $(2,198)         $(1,723)
Interest cost                                  (3,227)           (2,656)          (2,240)
Actual return on plan
   assets                                      12,480             6,395           10,201
Net amortization and
   deferral                                    (6,718)             (958)          (5,057)

    Total pension benefit                     $     3           $   583          $ 1,181

The status of the defined First Commercial Corporation benefit plans at December 31 is as follows:

(in thousands)                                                  DECEMBER 31
--------------------------------------------------------------------------------------------
                                                       1997           1996           1995
--------------------------------------------------------------------------------------------
Actuarial present value of
   benefit obligations:

   Vested benefits                                   $ 35,969       $ 32,518       $ 26,975
   Nonvested benefits                                   2,499          2,151          2,494

                                                     $ 38,468       $ 34,669       $ 29,469


Fair value of plan assets                            $ 70,315       $ 58,192       $ 52,514
Projected benefit
  obligation                                          (45,002)       (40,371)       (33,701)

Plan assets in excess of
  projected benefit
  obligation                                           25,313         17,821         18,813

Unrecognized net (gain) loss                           (6,277)           946           (511)
Unrecognized net transition
  asset                                                (2,753)        (3,566)        (4,294)

Prepaid pension costs                                $ 16,283       $ 15,201       $ 14,008


   The expected long-term rate of return on the plans' assets was 9.0% for 1997, 1996, and 1995. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.0% and 4.5%, respectively, at December 31,

1997, 1996 and 1995. The plans' assets are invested in diversified portfolios that primarily consist of equity and debt securities of which 143,896 shares, 218,629 shares and 249,856 shares at December 31, 1997, 1996, and 1995, respectively, were in FCC's common stock. The fair value of these shares at December 31, 1997, was $8.4 million and the cash dividends paid on these shares during 1997 were $193,000. Also included in these securities were investments in various common trust funds administered by First Commercial Trust Company, a subsidiary of FCC, of 936,798 shares, 799,484 shares, and 568,308 shares at December 31, 1997, 1996, and 1995, respectively.

   Three of the pooled subsidiaries sponsored various defined benefit pension plans, defined contribution plans and incentive plans. The expense associated with these plans is not material.

NOTE K. LEASES

   Rental expense for all leases amounted to approximately $14,828,000, $12,718,000 and $10,839,000 for 1997, 1996 and 1995, respectively. The approximate future minimum rental commitments as of December 31, 1997, for all noncancelable leases with initial or remaining terms of one year or more are shown in the following table. Included in these amounts are all renewal options reasonably assured of being exercised.

 (in thousands)                             Equipment          Premises            Total
----------------------------------------------------------------------------------------
1998                                             $266           $ 9,219          $ 9,485
1999                                              203             8,078            8,281
2000                                              162             6,748            6,910
2001                                               54             5,137            5,191
2002                                               37             4,295            4,332
2003-2007                                           7            13,866           13,873
2008-2012                                           0             4,932            4,932
2013-2017                                           0             1,833            1,833
2018-End                                            0               707              707
  TOTAL                                          $729           $54,815          $55,544

NOTE L. COMMITMENTS AND CONTINGENCIES

   To accommodate the financial needs of its customers, Regions makes commitments under various terms to lend funds to consumers, businesses and other entities. These commitments include (among others) revolving credit agreements, term loan commitments and short-term borrowing agreements. Many of these loan commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are also issued, which commit Regions to make payments on behalf of customers if certain specified future events occur. Historically, a large percentage of standby letters of credit also expire without being funded.

   Both loan commitments and standby letters of credit have credit risk essentially the same as that involved in extending loans to customers and are subject to normal credit approval procedures and policies. Collateral is obtained based on management's assessment of the customer's credit.

   Loan commitments totaled $4.9 billion at December 31, 1997, and $4.4 billion at December 31, 1996. Standby letters of credit were $498.3 million at December 31, 1997, and $485.8 million at December 31, 1996. Commitments under commercial letters of credit used to facilitate customers' trade transactions were $24.0 million at December 31, 1997, and $35.6 million at December 31, 1996.

   The Company and its affiliates are defendants in litigation and claims arising from the normal course of business. Based on consultation with legal counsel, management is of the opinion that the outcome of pending and threatened litigation will not have a material effect on Regions' consolidated financial statements.

NOTE M. OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

   In the normal course of business, Regions enters into financial instrument transactions with off-balance sheet risk. These financial instrument agreements help the Company manage its exposure to interest rate fluctuations and help customers manage exposure to foreign currency fluctuations.

   Forward contracts represent commitments to sell money market instruments at a future date at a specified price or yield. These contracts are utilized by the Company to hedge interest rate risk positions associated with the origination of mortgage loans held for sale. The amount of hedging gains and losses deferred, which is reflected in gains and losses on mortgage loans held for sale as realized, was not material to the results of operations for the years ended December 31, 1997, 1996 or 1995. The Company is subject to the market risk associated with changes in the value of the underlying financial instrument as well as the risk that the other party will fail to perform. The gross contract amount of forward contracts, which totaled $126 million and $79 million at December 31, 1997, and 1996, respectively, represents the extent of Regions' involvement. However, those amounts significantly exceed the future cash requirements, as the Company intends to close out open positions prior to settlement, and thus is subject only to the change in the value of the instruments. The gross amount of contracts represents the Company's maximum exposure to credit risk.

   The Company utilizes put and call option contracts to hedge mortgage loan originations in process. Option contracts represent rights to purchase or sell securities or other money market instruments at a specified price and within a specified period of time at the option of the holder. There were no option contracts outstanding as of December 31, 1997 or December 31, 1996. The commitment fees paid for option contracts reflect the maximum exposure to the Company.

   Foreign currency exchange contracts involve the trading of one currency for another on a specified date and at a specified rate. These contracts are executed on behalf of the Company's customers and are used to facilitate the management of fluctuations in foreign exchange rates. The notional amount of forward foreign exchange contracts totaled $31 million and $24 million at December 31, 1997 and 1996, respectively. The Company is subject to the risk that another party will fail to perform and the gross amount of the contracts represents the Company's maximum exposure to credit risk.

   Regions operates a broker-dealer subsidiary, which in the normal course of trading inventory and clearing customers' securities transactions, is a party to certain financial instruments with off-balance-sheet risk. The aggregate off-balance-sheet risk from these financial instruments is not material to the consolidated financial statements.

NOTE N.  FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

   CASH AND CASH EQUIVALENTS: The carrying amount reported in the supplemental consolidated statements of condition and cash flows approximates the estimated fair value.

   INTEREST-BEARING DEPOSITS IN OTHER BANKS: The carrying amount reported in the supplemental consolidated statement of condition approximates the estimated fair value.

   INVESTMENT SECURITIES: Estimated fair values are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

   SECURITIES AVAILABLE FOR SALE: Estimated fair values, which are the amounts recognized in the supplemental consolidated statements of condition, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

   TRADING ACCOUNT ASSETS: Estimated fair values, which are the amounts recognized in the supplemental consolidated statements of conditions, are based on quoted market prices, where available. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

   MORTGAGE LOANS HELD FOR SALE: Estimated fair values, which are the amounts recognized in the supplemental consolidated statements of condition, are based on quoted market prices of comparable instruments.

   LOANS: Estimated fair values for variable rate loans, which reprice frequently and have no significant credit risk, are based on carrying value. Estimated fair values for all other loans are estimated using discounted cash flow analyses, based on interest rates currently offered on loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest reported in the supplemental consolidated statements of condition approximates the fair value.

   DEPOSIT LIABILITIES: The fair value of non-interest bearing demand accounts, interest-bearing transaction accounts, savings accounts, money market accounts and certain other time open accounts is the amount payable on demand at the reporting date (i.e., the carrying amount). Fair values for certificates of deposit are estimated by using discounted cash flow analyses, using the interest rates currently offered for deposits of similar maturities.

  SHORT-TERM BORROWINGS: The carrying amount reported in the supplemental consolidated statements of condition approximates the estimated fair value.

   LONG-TERM BORROWINGS: Fair values are estimated using discounted cash flow analyses, based on the current rates offered for similar borrowing arrangements.

   LOAN COMMITMENTS, STANDBY AND COMMERCIAL LETTERS OF CREDIT: Estimated fair values for these off-balance-sheet instruments are based on standard fees currently charged to enter into similar agreements.

   The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

(in thousands)                             DECEMBER 31, 1997                   DECEMBER 31, 1996
-------------------------------------------------------------------------------------------------------
                                                          ESTIMATED                          ESTIMATED
                                         CARRYING              FAIR          CARRYING             FAIR
                                           AMOUNT             VALUE            AMOUNT            VALUE
-------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents          $ 1,469,753      $  1,469,753       $ 1,520,317      $  1,520,317
   Interest-bearing deposits
     in other banks                        48,162            48,162            42,954            42,954
   Investment securities                3,338,279         3,372,494         2,716,601         2,729,678
   Securities available for sale        2,977,644         2,977,644         3,025,774         3,025,774
   Trading account assets                  50,825            50,825            29,844            29,844
   Mortgage loans held for sale           383,924           383,924           181,102           181,102
   Loans, net (excluding leases)       21,358,956        21,734,678        17,960,183        18,126,012

Financial liabilities:
   Deposits                            25,011,021        25,149,732        22,019,412        22,047,492
   Short-term borrowings                2,707,351         2,707,351         1,823,806         1,823,806
   Long-term borrowings                   445,529           460,570           570,545           557,781

Off-balance-sheet instruments:
   Loan commitments                           -0-           (33,019)            - 0 -           (30,653)
   Standby letters of credit                  -0-            (6,666)            - 0 -            (6,697)
   Commercial letters of credit               -0-               (52)            - 0 -               (81)

NOTE O. OTHER INCOME AND EXPENSE

   Other income consists of the following:

(in thousands)                                            YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Fees and commissions                          $48,722           $41,232          $34,282
Insurance premiums
    and commissions                             6,533             6,514            5,686
Trading account income                         14,069            10,890            7,070
Gain on sale of mortgage
   servicing rights                              -0-                -0-              150
Other miscellaneous income                     22,904            23,779           24,191
  Total                                       $92,228           $82,415          $71,379

   Other expense consists of the following:

(in thousands)                                            YEAR ENDED DECEMBER 31
----------------------------------------------------------------------------------------
                                                 1997              1996             1995
----------------------------------------------------------------------------------------
Stationery, printing
    and supplies                            $  10,597          $ 13,559          $11,328
Advertising and business
    development                                14,560            13,593           12,013
Postage and freight                            15,372            13,848           14,011
Telephone                                      14,321            12,918           11,739
Legal and other
    professional fees                          15,804            16,026           14,783
Other non-credit losses                        13,727            10,653            8,006
Outside computer services                      11,225            14,708           11,154
Amortization of  mortgage
   servicing rights                            25,923            33,650           19,492
Loss on sale of
    mortgages by affiliate
    mortgage companies                          2,892             5,592            1,093
Other miscellaneous
    expenses                                  173,154           140,275          124,525
  Total                                      $297,575          $274,822         $228,144

NOTE P. INCOME TAXES

   At December 31, 1997, Regions has net operating loss carryforwards for federal tax purposes of $24.0 million that expire in years 2003 through 2011. These carryforwards resulted from the Company's acquisition of Secor Bank on December 31, 1993 and the acquisition of other financial institutions on various dates. For financial reporting purposes, a valuation allowance of approximately $11.2 million has been recognized to offset a portion of the deferred tax assets related to those carryforwards and certain temporary differences.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Regions' deferred tax assets and liabilities as of December 31, 1997 and 1996 are listed below.

(in thousands)                                               December 31
------------------------------------------------------------------------------
                                                      1997                1996
------------------------------------------------------------------------------
Deferred tax assets:
 Loan loss allowance                              $ 96,588            $ 81,118
 Net operating loss
  carryforwards                                     19,390              15,168
 Other                                              54,711              54,772
   Total deferred tax assets                       170,689             151,058

Deferred tax liabilities:
 Tax over book depreciation                          4,948               5,459
 Accretion of bond discount                          4,123               3,479
 Direct lease financing                             23,796              22,795
 Pension                                            10,154              10,429
 Originated mortgage
  servicing rights                                   8,094               3,055
 Other                                              34,447              26,990
  Total deferred tax liabilities                    85,562              72,207
Net deferred tax assets
 before valuation allowance                         85,127              78,851
Valuation allowance                                (11,224)            (17,864)

Net deferred tax asset                            $ 73,903            $ 60,987

    The valuation allowance for net deferred tax assets decreased by $6.6 million in 1997. The decrease was due to a reassessment of the Company's ability to realize the benefit of certain net operating loss carryforwards.

   Applicable income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate of 35% for the reasons below:

(in thousands)                                                     Year Ended December 31
----------------------------------------------------------------------------------------------------
                                                              1997             1996             1995
----------------------------------------------------------------------------------------------------
Tax on income before extraordinary item
 computed at statutory federal income
 tax rate                                                 $199,383         $165,853         $143,851

Increases (decreases) in taxes resulting from:
  Obligations of states and political subdivisions:
    Tax exempt income                                      (17,007)         (14,690)         (15,172)
    Tax on preference item                                   2,295            1,859            1,353
  State income tax, net
   of federal tax benefit                                    7,662            3,395            6,959
  Subsidiary purchase
   accounting adjustments                                      (57)             (54)             (51)
  Other, net                                                (4,713)            (355)          (2,411)
      Total                                               $187,563         $156,008         $134,529

Effective Tax Rate                                            32.9%            32.9%            32.7%

    The provisions for income taxes applicable to income before extraordinary item in the supplemental consolidated statements of income are summarized below. Included in these amounts are income taxes of $187,000, $1,159,000, and $(240,000) in 1997, 1996 and 1995, respectively, related to securities transactions.

---------------------------------------------------------------------------------------------
(in thousands)                                           Current      Deferred          Total
---------------------------------------------------------------------------------------------
1997
Federal                                                 $177,855      $ (1,983)      $175,872
State                                                     12,569          (878)        11,691
 Total                                                  $190,424      $ (2,861)      $187,563

1996
Federal                                                 $149,323      $  1,174       $150,497
State                                                      6,532        (1,021)         5,511
 Total                                                  $155,855      $    153       $156,008

1995
Federal                                                 $111,361      $ 11,932       $123,293
State                                                     11,456          (220)        11,236
 Total                                                  $122,817      $ 11,712       $134,529

    A pooled company also recorded taxes of $9.7 million associated with gain on sale of two banking affiliates as required by the regulatory authorities. The gain on sale was reported as an extraordinary item.

NOTE Q. BUSINESS COMBINATIONS

     On July 31, 1998, First Commercial Corporation of Little Rock, Arkansas, with approximately $7.3 billion in assets merged with and into Regions. Under the terms of the transaction, Regions issued 64,120,031 shares of its common stock for all of First Commercial's outstanding common stock (based on an exchange ratio of 1.7 shares of Regions common stock for each share of First Commercial common stock).

     On March 31, 1998, First State Corporation of Albany, Georgia, (First State) with approximately $536 million in assets merged with and into Regions. Under the terms of the transaction, Regions issued 3,853,298 shares of its common stock for all of First State's outstanding common stock (based on an exchange ratio of .56 of a share of Regions common stock for each share of First State common stock).

     On March 14, 1998, First United Bancorporation of Anderson, South Carolina, (First United) with approximately $305 million in assets merged with and into Regions. Under the terms of the transaction, Regions issued 2,148,950 shares of its common stock for all of First United's outstanding common stock (based on an exchange ratio of .5173 of a share of Regions common stock for each share of First United common stock).

     On February 13, 1998, PALFED, Inc., of Aiken, South Carolina, (PALFED) with approximately $665 million in assets merged with and into Regions. Under the terms of the transaction, Regions issued 3,790,747 shares of its common stock for all of PALFED's outstanding common stock (based on an exchange ratio of .7 of a share of Regions common stock for each share of PALFED common stock).

     On March 1, 1996, First National Bancorp of Gainesville, Georgia, with approximately $3.2 billion in assets merged with and into Regions. Under the terms of the transaction, Regions issued 31,840,216 shares of its common stock for all of First National's outstanding common stock (based on an exchange ratio of .76 of a share of Regions common stock for each share of First National common stock).

     These transactions were accounted for as poolings of interests and accordingly, all prior period financial statements were restated to include the effect of these transactions.

     The following table presents financial information as reported by Regions, First Commercial, First National, and the other pooled companies (First
State, First United, and PALFED) and on a combined basis.

(in thousands, except per share data)                      Year Ended December 31
-------------------------------------------------------------------------------------------
                                                1997                  1996           1995
-------------------------------------------------------------------------------------------
Net interest income:
  Regions                                   $  828,881             $  700,443      $497,324
  First Commercial                             282,968                251,906       210,274
  Other pooled companies                        67,359                 59,452        54,647
  First National                                    --                     23       126,940
  Combined                                  $1,179,208             $1,011,824      $889,185

Net income:
  Regions                                   $  299,692             $  229,678      $172,824
  First Commercial                             100,059                 78,554        65,234
  Other pooled companies                        (2,222)                 9,619        13,412
  First National                                    --                      8        25,005
  Combined                                  $  397,529             $  317,859      $276,475

Net income per common share:
  Regions                                   $     2.20             $     1.85      $   1.87
  Combined                                        1.89                   1.64          1.45

Net income per common share - diluted:
  Regions                                   $     2.15             $     1.81      $   1.84
  Combined                                        1.86                   1.61          1.43

   The following table presents recent acquisitions of the pooled companies:

                                                                                         Total Assets           Accounting
Date               Company                            Headquarters Location              (in thousands)         Treatment
------------------------------------------------------------------------------------------------------------------------------
October 1997       First Charter                      Searcy, Arkansas                      $ 74,605            Pooling
                   Bancshares, Inc.
April 1997         City National Bank                 Whitehouse, Texas                       38,706            Pooling
February 1997      W.B.T. Holding Company             Memphis, Tennessee                     267,131            Pooling
November 1996      Security National Bank             Nocogdoches, Texas                      35,060            Pooling
August 1996        Branches of First Union National   Albany, Georgia                         82,458            Purchase
                   Bank of Georgia, N.A.

   During 1997 Regions completed the following business combinations:

                                                                                         Total Assets           Accounting
Date               Company                            Headquarters Location              (in thousands)         Treatment
------------------------------------------------------------------------------------------------------------------------------
January            Florida First                      Panama City, Florida                 $286,515             Purchase
                   Bancorp, Inc.
January            Allied Bankshares, Inc.            Thomson, Georgia                      559,815             Pooling
March              West Carroll                       Oak Grove, Louisiana                  127,145             Pooling
                   Bancshares, Inc.
April              Gulf South Bancshares, Inc.        Gretna, Louisiana                      55,363             Purchase
May                First Mercantile                   Longwood, Florida                     157,434             Purchase
                   National Bank
May                The New Iberia Bancorp, Inc.       New Iberia, Louisiana                 313,494             Pooling
June               First Bankshares, Inc.             Hapeville, Georgia                    126,826             Pooling
June               SB&T Corporation                   Smyrna, Georgia                       147,709             Pooling
December           GF Bancshares, Inc.                Griffin, Georgia                       99,446             Purchase

   The total consideration paid for all the 1997 business combinations was approximately $58 million in cash and 11.6 million shares of Regions' common stock (including treasury stock reissued) valued at $342 million. Total intangible assets recorded in connection with the purchase transactions totaled approximately $42 million.

   During 1996 Regions completed the following business combinations:

                                                                                         Total Assets           Accounting
Date               Company                            Headquarters Location              (in thousands)         Treatment
------------------------------------------------------------------------------------------------------------------------------
January            Metro Financial
                   Corporation                        Atlanta, Georgia                   $  210,487             Purchase

February           The Enterprise National Bank of
                   Atlanta                            Atlanta, Georgia                       54,263             Purchase

April              First Federal Bank of Northwest
                   Georgia, Federal Savings Bank      Cedartown, Georgia                     93,381             Pooling

August             Delta Bank & Trust Company         Belle Chasse, Louisiana               190,547             Purchase

August             First Gwinnett Bancshares, Inc.    Atlanta, Georgia                       68,364             Purchase

August             Rockdale Community Bank            Conyers, Georgia                       47,457             Purchase

September          American Bancshares of Houma,
                   Inc.                               Houma, Louisiana                       88,742             Purchase

   Because certain of the 1997 and 1996 business combinations were accounted for as purchases, Regions' supplemental consolidated financial statements include the results of operations of those companies only from their respective dates of acquisition. The following unaudited summary information presents the consolidated results of operations of Regions on a pro forma basis, as if all the above companies had been acquired on January 1, 1996. The pro forma summary information does not necessarily reflect the results of operations that would have occurred, if the acquisitions had occurred at the beginning of the periods presented, or of results which may occur in the future.

(in thousands, except per share data)    Year Ended December 31
-----------------------------------------------------------------------------
                                                       1997              1996
-----------------------------------------------------------------------------

Interest income                                  $2,285,618        $2,133,874
Interest expense                                  1,102,727         1,026,662
                                                 ----------        ----------
   Net interest income                            1,182,891         1,107,212
Provision for loan losses                            89,940            60,646
Non-interest income                                 388,020           371,786
Non-interest expense                                910,726           935,626
                                                 ----------        ----------
   Income before income taxes and
     extraordinary item                             570,245           482,726
Applicable income taxes                             188,037           161,350
                                                 ----------        ----------
Income before extraordinary item                    382,208           321,376
Extraordinary item                                   15,425                 0
                                                 ----------        ----------
Net income                                       $  397,633        $  321,376
Income before extraordinary item per share             1.82              1.55
Net income per share                                   1.89              1.55
Income before extraordinary item per share,
   diluted                                             1.79              1.53
Net income per share, diluted                          1.86              1.53

   The following chart summarizes the assets acquired and liabilities assumed in connection with business combinations, excluding the First Commercial, First National and other pooled companies business combinations, in 1997 and 1996.

(in thousands)                                         1997            1996
---------------------------------------------------------------------------
Cash and due from banks                          $  206,330        $139,612
Investment securities                               254,308          47,747
Securities available for sale                       335,494         161,158
Loans, net                                        1,269,222         485,182
Other assets                                        187,089          35,474
Deposits                                          1,896,144         791,539
Borrowings                                           94,684           3,684
Other liabilities                                    43,427           4,241

Regions' and the pooled subsidiaries' business combinations pending as of December 31, 1997, or announced thereafter, are as follows:

                                                             Approximate                                      Anticipated
                                                            (In millions)                 Consider-           Accounting
                                                     Asset  -------------                  ation               Treatment
Institution                                           Size     Value(1)
--------------------------------------------------------------------------------------------------------------------------

Federal Savings Bank subsidiary of Kemmons Wilson          $488               $62          First               Purchase
   Inc. located in Rogersville, Arkansas                                                 Commercial
                                                                                        Common Stock
                                                                                       converted into
                                                                                       1.7 shares of
                                                                                          Regions
                                                                                           Common
                                                                                           Stock

Greenville Financial Corporation, located in                134                34         Regions               Pooling
   Greenville, South Carolina                                                              Common
                                                                                           Stock

St. Mary Holding Corporation, located in Franklin,          113                31         Regions               Pooling
   Louisiana                                                                               Common
                                                                                           Stock

Key Florida Bancorp, Inc., located in Bradenton,            212                39         Regions               Pooling
   Florida                                                                                 Common
                                                                                           Stock

Etowah Bank, located in Canton, Georgia                     432               117         Regions               Pooling
                                                                                           Common
                                                                                           Stock

First Community Banking Services, Inc., located in          131                33         Regions               Pooling
   Peachtree City, Georgia                                                                 Common
                                                                                           Stock

Jacobs Bank, located in Scottsboro, Alabama                 190                53         Regions               Pooling
                                                                                           Common
                                                                                           Stock

Village Bankshares, Inc., located in Tampa, Florida         199                55         Regions               Pooling
                                                                                           Common
                                                                                           Stock

VB&T Bancshares Corporation, located in Valdosta,            75                18         Regions               Pooling
   Georgia                                                                                 Common
                                                                                           Stock

Meigs County Bancshares, Inc., located in Decatur,          103                19         Regions               Pooling
   Tennessee                                                                               Common
                                                                                           Stock

Bullsboro BancShares, Inc., located in Newnan,              108                35         Regions               Pooling
   Georgia                                                                                 Common
                                                                                           Stock

St. James Bancorporation, Inc., located in Lutcher,         152                43         Regions              Purchase
   Louisiana                                                                               Common
                                                                                           Stock

Arkansas Banking Company, located in Jonesboro,             343                63         Regions              Purchase
   Arkansas                                                                                Common
                                                                                           Stock


(1) Computed as of the date of announcement of each transaction.

NOTE R. STOCK OPTION AND LONG-TERM INCENTIVE PLANS

     Regions has stock option plans for certain key employees that provide for the granting of options to purchase up to 5,720,000 (excluding options assumed in connection with acquisitions) shares of Regions' common stock. The terms of options granted are determined by the personnel committee of the Board of Directors; however, no options may be granted after ten years from the plans' adoption and no options may be exercised beyond ten years from the date granted. The option price per share of incentive stock options can not be less than the fair market value of the common stock on the date of the grant; however, the option price of non-qualified options may be less than the fair market value of the common stock on the date of the grant. The plans also permit the granting of stock appreciation rights to holders of stock options. Stock appreciation rights were attached to 134,956; 180,228 and 333,950 of the shares under option at December 31, 1997, 1996 and 1995, respectively.

     Regions' long-term incentive plan provides for the granting of up to 10,000,000 shares of common stock in the form of stock options, stock appreciation rights, performance awards or restricted stock awards. The terms of stock options granted under the long-term incentive plan are generally subject to the same terms as options granted under Regions' stock option plans. A maximum of 3,000,000 shares of restricted stock and 5,000,000 shares of performance awards may be granted. During 1997 and 1996, Regions granted
236,469 and 154,442 shares, respectively, as restricted stock and during 1997, 1996, and 1995, granted 211,350; 277,600 and 263,800 shares, respectively, as performance awards. Grantees of restricted stock must remain employed with Regions for certain periods from the date of the grant at the same or a higher level in order for the shares to be released. However, during this period the grantee is eligible to receive dividends and exercise voting privileges on such restricted shares. In 1997, 1996, and 1995, 179,314; 11,552 and 8,650 restricted shares, respectively, were released. Issuance of performance shares is dependent upon achievement of certain performance criteria and is, therefore, deferred until the end of the performance period. In 1997 and 1996, 629,150 and 491,280 performance shares, respectively, were issued. Total expense for restricted stock was $2,968,625 in 1997, $1,507,000 in 1996, and $1,074,000 in 1995. Total
expense for performance shares was $20,927,000 in 1997, $9,261,000 in 1996, and $9,118,000 in 1995.

     In connection with the business combinations with Florida First , New Iberia, West Carroll, First Bankshares, and First Mercantile, Regions assumed stock options, which were previously granted by those companies and converted those options, based on the appropriate exchange ratio, into options to acquire Regions' common stock. The common stock for such options has been registered under the Securities Act of 1933 by Regions and is not included in the maximum number of shares that may be granted by Regions under its existing stock option plans.

     Stock option activity (including assumed options) over the last three years is summarized as follows:


                                                                                             Weighted
                                                                    Option                   Average
                                          Shares Under               Price                   Exercise
                                             Option                Per Share                 Prices
-------------------------------------------------------------------------------------------------------
Balance at
 January 1,
 1995                                      5,372,583           $ 3.31 - $17.72
 Granted                                   1,876,010             3.02 -  18.00
 Exercised                                  (601,325)            3.31 -  16.35
 Canceled                                   (105,019)            7.50 -  15.94
Outstanding at
 December 31,
 1995                                      6,542,249             3.02 -  18.00                  $ 12.82
 Granted                                   1,575,558             4.35 -  19.64                    22.44
 Exercised                                (1,308,913)            3.02 -  10.86                    16.35
 Canceled                                    (84,146)            6.21 -  12.81                    20.85
Outstanding at
 December 31,
 1996                                      6,724,748             3.31 -  22.44                  $ 14.37
 Options assumed
  through
  acquisitions                               417,873             2.64 -  20.31                     9.73
 Granted                                     975,538            22.94 -  38.75                    33.71
 Exercised                                (1,453,529)            2.64 -  22.44                    11.05
 Canceled                                    (81,954)            7.43 -  26.06                    15.10
Outstanding at
 December 31,
 1997                                      6,582,676           $ 3.39 - $38.75                   $17.44
Exercisable at
 December 31,
 1997                                      4,993,720           $ 3.39 - $22.44                   $14.85

      In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation" (Statement 123). Statement 123 is effective for fiscal years beginning after December 15, 1995, and allows for the option of continuing to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and the related Interpretations, or selecting the fair value method of expense recognition as described in Statement 123. The Company has elected to follow APB 25 in accounting for its employee stock options. Pro forma net income and net income per share data as if the fair-value method had been applied in measuring compensation costs is presented below for the years ended December 31:

                                                            1997                    1996                  1995
Pro forma net income ($000's)                          $395,171                 $313,719              $273,507
Pro forma net income per share                             1.88                     1.62                  1.43
Pro forma net income per
 share, diluted                                            1.85                     1.59                  1.41

     Regions' options outstanding have a weighted average contractual life of
6.8 years. The weighted average fair value of options granted was $7.82 in

1997, $4.78 in 1996 and $3.21 in 1995. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997: expected dividend yield of 2.2%; expected option life of 5 years; expected volatility of 19.7%; and a risk free interest rate of 5.7%. The 1996 and 1995 assumptions were: expected dividend yield of 2.7%; expected option life of 5 years; expected volatility of 19.2%; and a risk free interest rate of 6.0%.

     Since the exercise price of the Company's employee incentive stock options equals the market price of underlying stock on the date of grant, no compensation expense is recognized.

     The effects of applying Statement 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

NOTE S. PARENT COMPANY ONLY FINANCIAL STATEMENTS

     Presented below are condensed financial statements of Regions Financial
Corporation:

STATEMENTS OF CONDITION

(in thousands)                                                      DECEMBER 31
-------------------------------------------------------------------------------------
                                                               1997              1996
-------------------------------------------------------------------------------------
ASSETS
Cash due from banks                                     $   18,302        $   16,709
Securities purchased under
 agreements to resell                                          -0-            10,000
Loans to subsidiaries                                       59,997            59,215
Investment securities                                       38,448             7,609
Premises and equipment                                      17,320            17,360
Investment in subsidiaries:
 Banks                                                   2,756,301         2,393,388
 Non-banks                                                 109,896           116,090
                                                         2,866,197         2,509,478
Other assets                                                42,281            35,366
                                                        $3,042,545        $2,655,737
LIABILITIES AND STOCKHOLDERS' EQUITY
Commercial paper                                        $   52,750        $   72,117
Long-term borrowings                                       225,793           233,641
Other liabilities                                           84,181            75,416
Total liabilities                                          362,724           381,174
Stockholders' Equity:
 Common stock                                              131,623            81,244
 Surplus                                                 1,089,089           901,880
 Undivided profits                                       1,482,374         1,308,044
 Treasury stock                                            (13,855)          (12,356)
 Unearned restricted stock                                  (9,410)           (4,249)
  Total stockholders' equity                             2,679,821         2,274,563
                                                        $3,042,545        $2,655,737

STATEMENTS OF INCOME

(in thousands)                                               YEAR ENDED DECEMBER 31
-------------------------------------------------------------------------------------------------------
                                                          1997                1996                1995
-------------------------------------------------------------------------------------------------------
  Income:
   Dividends received
   from subsidiaries:
    Banks                                             $290,902            $283,764            $189,033
    Non-banks                                            3,000                 -0-                 -0-
                                                       293,902             283,764             189,033
   Service fees from
     subsidiaries                                       46,847              31,661              27,321
   Interest from
     subsidiaries                                        5,158               3,891               2,590
   Other                                                   561               4,953                 918
                                                       346,468             324,269             219,862
  Expenses:
   Salaries and employee
     benefits                                           34,706              26,099              18,889
   Interest                                             23,829              24,492              22,558
   Net occupancy expense                                   857               1,012                 647
   Furniture and equipment
     expense                                               654                 972                 364
   Legal and other
     professional fees                                   3,526               5,855               2,510
   Amortization of excess
     purchase price                                     10,892               8,375               5,505
   Other expenses                                       27,372              25,804              17,550
                                                       101,836              92,609              68,023
  Income before income
   taxes and equity in
   undistributed earnings
   of subsidiaries                                     244,632             231,660             151,839
  Applicable income taxes
   (credit)                                            (12,813)            (15,616)            (12,231)
  Income before equity
   in undistributed earnings
   of subsidiaries                                     257,445             247,276             164,070
  Equity in undistributed earnings of subsidiaries:
    Banks                                              119,141              77,008             104,340
    Non-banks                                            5,518              (6,425)              8,065
                                                       124,659              70,583             112,405
  Income before extraordinary
   item                                                382,104             317,859             276,475
  Extraordinary item, net of tax                        15,425                 -0-                 -0-
    NET INCOME                                        $397,529            $317,859            $276,475

    Aggregate maturities of long-term borrowings in each of the next five years for the parent company only are as follows: $5,820,000 in 1998; $5,870,000 in 1999; $630,000 in 2000; $25,660,000 in 2001; and $75,690,000 in 2002. Standby
letters of credit issued by the parent company totaled $8.9 million at December 31, 1997. This amount is included in total standby letters of credit disclosed in Note L.

STATEMENTS OF CASH FLOWS

(in thousands)                                           YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------------
                                                  1997            1996            1995
--------------------------------------------------------------------------------------
Operating activities:
Net income                                   $ 397,529       $ 317,859       $ 276,475
 Adjustments to reconcile
 net cash provided by
 operating activities:
  Equity in undistributed
    earnings of subsidiaries                  (124,659)        (70,583)       (112,405)
  Provision for depreciation
    and amortization                            16,551          13,882           9,400
  Increase in other
    liabilities                                  5,944          12,267           9,474
  Decrease (increase) in dividends
    receivable from subsidiaries                   -0-          30,000         (30,000)
 (Increase) in other assets                    (18,842)         (3,393)         (3,489)
  Stock issued to employees under
    incentive plan                              10,971           4,333             253
  Other                                            588          (1,324)            403
Net cash provided by
  operating activities                         288,082         303,041         150,111

Investing activities:
Investment in subsidiaries                     (72,480)        (41,041)        (18,239)
Principal payments (advances) on
  loans to subsidiaries                            508         (27,003)        (28,054)
Sale (purchase) of subsidiaries                 26,127           3,610          (6,122)
Purchases and sales of
  premises and equipment                        (3,437)         (8,450)         (3,284)
(Purchase) maturity of investment
  securities                                   (30,802)         (2,234)            350
Net cash (used) by investing activities        (80,084)        (75,118)        (55,349)

Financing activities:
Increase in
 commercial paper borrowings                    12,383          19,267           2,500
Cash dividends                                (149,533)       (116,544)        (84,164)
Purchase of treasury stock                     (45,224)       (111,225)        (67,127)
Proceeds from long-term borrowings               8,743          50,098          18,140
Principal payments on
   long-term borrowings                        (16,491)        (50,032)        (11,521)
Net (decrease) increase in short-term
   borrowings                                  (31,850)        (17,481)          5,571
Proceeds from issuance of common stock           2,417             285           7,655
Exercise of
 stock options                                   3,150           5,974           1,971
Net cash (used) by
 financing activities                         (216,405)       (219,658)       (126,975)

(Decrease) increase in cash and cash            (8,407)          8,265         (32,213)
  equivalents
Cash and cash equivalents at
  beginning of year                             26,709          18,444          50,657
Cash and cash equivalents at
  end of year                                $  18,302       $  26,709       $  18,444

NOTE T. REGULATORY CAPITAL REQUIREMENTS

     Regions and its banking subsidiaries are subject to regulatory capital requirements administered by federal banking agencies. These regulatory capital requirements involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items, and also qualitative judgments by the regulators. Failure to meet minimum capital requirements can subject the Company to a series of increasingly restrictive regulatory actions. As of December 31, 1997, the most recent notification from federal banking agencies categorized Regions and its significant subsidiaries as "well capitalized" under the regulatory framework.

     Minimum capital requirements for all banks are Tier 1 Capital of at least 4% of risk-weighted assets, Total Capital of at least 8% of risk-weighted assets and a Leverage Ratio of 3%, plus an additional 100 to 200 basis point cushion in certain circumstances, of adjusted quarterly average assets. Tier 1 Capital consists principally of stockholders' equity, excluding unrealized gains and losses on securities available for sale, less excess purchase price and certain other intangibles. Total Capital consists of Tier 1 Capital plus certain debt instruments and the allowance for loan losses, subject to limitation.

     Regions' and its most significant subsidiaries' capital levels at December 31, 1997 and 1996, exceeded the "well capitalized" levels, as shown below:

                                                                     DECEMBER 31, 1997                  TO BE WELL
                     (IN THOUSANDS)                              AMOUNT                RATIO           CAPITALIZED
                                                                 ------                -----           -----------
 TIER I CAPITAL:
   REGIONS FINANCIAL CORPORATION                                     $2,407,203            11.08%              6.00%
   REGIONS BANK (ALABAMA)                                             1,334,111            10.47               6.00
   REGIONS BANK (GEORGIA)                                               367,334            12.95               6.00
   FIRST COMMERCIAL CORPORATION                                         604,781            13.36               6.00

 TOTAL CAPITAL:
   REGIONS FINANCIAL CORPORATION                                     $2,854,011            13.13%             10.00%
   REGIONS BANK (ALABAMA)                                             1,478,543            11.60              10.00
   REGIONS BANK (GEORGIA)                                               402,699            14.20              10.00
   FIRST COMMERCIAL CORPORATION                                         644,551            14.24              10.00

 LEVERAGE:
   REGIONS FINANCIAL CORPORATION                                     $2,407,203             7.86%              5.00%
   REGIONS BANK (ALABAMA)                                             1,334,111             7.57               5.00
   REGIONS BANK (GEORGIA)                                               367,334            10.83               5.00
   FIRST COMMERCIAL CORPORATION                                         604,781             9.05               5.00


                                                                     December 31, 1996                  To Be Well
                     (in thousands)                              Amount                Ratio           Capitalized
                                                                 ------                -----           -----------
 Tier I Capital:
   Regions Financial Corporation                                     $1,949,169            10.99%              6.00%
   Regions Bank (Alabama)                                               860,105            10.55               6.00
   Regions Bank (Georgia)                                               332,264            13.49               6.00
   Regions Bank of Louisiana                                            214,018            14.47               6.00

 Total Capital:
   Regions Financial Corporation                                     $2,354,002            13.28%             10.00%
   Regions Bank (Alabama)                                               959,589            11.77              10.00
   Regions Bank (Georgia)                                               363,131            14.75              10.00
   Regions Bank of Louisiana                                            232,536            15.72              10.00
   First Commercial Corporation                                         459,940            12.61              10.00

 Leverage:
   Regions Financial Corporation                                     $1,949,169             7.57%              5.00%
   Regions Bank (Alabama)                                               860,105             7.20               5.00
   Regions Bank (Georgia)                                               332,264             9.94               5.00
   Regions Bank of Louisiana                                            214,018            10.02               5.00
   First Commercial Corporation                                         430,442             8.13               5.00

NOTE U. SAIF ASSESSMENT AND MERGER EXPENSES

     On September 30, 1996, legislation to recapitalize the SAIF became effective. This legislation required Regions, and all other depository institutions having SAIF-insured deposits, to pay a one-time, special assessment. This resulted in a pre-tax expense of $25.0, which was recognized primarily in the third quarter of 1996.

     In the first quarter of 1996, Regions incurred a pre-tax, non-recurring merger charge of $8.8 million related to the merger of First National Bancorp with Regions. This charge consisted primarily of investment banking and other professional fees, severance costs, data processing contract buyouts and obsolete equipment write-downs.

     Subsequent to year end and in the third quarter of 1998, Regions incurred a pre-tax, non-recurring merger and restructuring charge of $114.7 million related to the merger of First Commercial and four other institutions with Regions. The charge consisted primarily of employee-related obligations, elimination of duplicate facilities, contract terminations, conversion expenses and professional fees associated with the mergers.

NOTE V. EXTRAORDINARY GAIN

     The extraordinary gain in 1997 resulted from the divestiture of two banks by one of the pooled companies, First Commercial. The divestiture was required by regulatory authorities in connection with First Commercial's business combination with Southwest Bancshares, Inc.

NOTE W. EARNINGS PER SHARE

     The following table sets forth the computation of basic net income per share and diluted net income per share. (in thousands except per share amounts)

                                            1997              1996              1995

Numerator:

For basic net income per share
 And diluted net income per share,
 net income                                 $397,529          $317,859          $276,475
                                            ========          ========          ========

Denominator:
For basic net income per share -
 weighted shares outstanding                 209,781           194,241          190,896

 Effect of dilutive
 securities:
         Stock options                         3,023             2,299            1,384
         Performance shares                      946             1,211            1,299
                                            --------           -------         --------
                                               3,969             3,510            2,683

For diluted net income per
 share                                       213,750            197,751          193,579
                                            ========           ========         ========

Basic net income per share                  $   1.89           $   1.64         $   1.45
                                            ========           ========         ========

Diluted net income per
 share                                      $   1.86           $   1.61         $   1.43
                                            ========           ========         ========


NOTE X. RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provision of Financial Accounting Standards Board No. 125" (Statement 127), amended Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and delayed until 1998 certain provisions that deal with securities lending, repurchase and dollar agreements, and the recognition of collateral. The Company will adopt Statement 127 in 1998 and does not believe the effect of adoption will be material.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (Statement 130). Statement 130 establishes standards for reporting the components of comprehensive income and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be included in a financial statement that is displayed with the same prominence as other financial statements. The provisions of this statement are effective beginning with interim reporting beginning after December 15, 1997. These disclosure requirements will have no impact on financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," (Statement 131). Statement 131 requires disclosure of financial and descriptive information about an enterprise's operating segments in annual and interim reports issued to shareholders. Statement 131 defines an operating segment as a component of an enterprise that engages in business activity, generates revenue and incurs expenses, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance, and for which discrete financial information is available. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. Regions is currently evaluating the impact of Statement 131 on the disclosures included in its financial statements.